EXHIBIT 99.1

SYSCO REPORTS THIRD QUARTER EARNINGS

HOUSTON, May 8, 2017 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended April 1, 2017.1

Third Quarter Fiscal 2017 Highlights

•	Sales increased 12.7% to $13.5 billion; excluding Brakes, sales increased 2.3% to $12.3 billion

•	Gross profit increased 18.3% to $2.5 billion; gross margin increased 89 basis points to 18.74%; excluding Brakes, gross profit increased 4.3% to $2.2 billion and gross margin increased 34 basis points to 18.20%

•	Operating income increased 15.5% to $436 million; adjusted operating income increased 14.3% to $500 million; excluding Brakes, adjusted operating income increased 13.6% to $497 million

•	Earnings Per Share (EPS) increased $0.06 to $0.44; adjusted EPS increased $0.05 to $0.51; excluding Brakes, adjusted EPS increased $0.04 to $0.50

First 39 Weeks of Fiscal 2017 Highlights

•	Sales increased 11.5% to $41.0 billion; excluding Brakes, sales increased 1.0% to $37.1 billion

•	Gross profit increased 19.3% to $7.8 billion; gross margin increased 124 basis points to 19.04%; excluding Brakes, gross profit increased 4.1% to $6.8 billion and gross margin increased 53 basis points to 18.34%

•	Operating income increased 14.7% to $1.5 billion; adjusted operating income increased 22.0% to $1.7 billion; excluding Brakes, adjusted operating income increased 13.9% to $1.6 billion

•	Earnings Per Share (EPS) increased $0.26 to $1.52; adjusted EPS increased $0.30 to $1.76; excluding Brakes, adjusted EPS increased $0.18 to $1.64

“I am very pleased with our third quarter performance,” said Bill DeLaney, Sysco’s chief executive officer. “We saw solid operating income growth, driven by strong local case growth and effective expense management. We are making continued progress on our strategic multi-year initiatives, which provide a platform for ongoing value creation for our customers, associates and shareholders. Going forward, we remain focused on growing our business in a disciplined, profitable manner and are confident in our ability to achieve our three-year plan financial objectives.”

[1]	Financial comparisons presented in this release are compared to the same period in the prior year. Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring and merger-related costs. A reconciliation of non-GAAP measures is included in this release.

Third Quarter Fiscal 2017 Results

U.S. Foodservice Operations

Sales for the third quarter were $9.2 billion, an increase of 2.2% compared to the same period last year. Gross profit increased 4.0% to $1.8 billion; gross margin increased 35 basis points to 19.89%. Operating expenses increased $25 million, or 2.2%, compared to the same period last year. Adjusted operating expenses increased $26 million, or 2.3%, compared to the same period last year. Operating income was $689 million, an increase of $46 million, or 7.1%, compared to the same period last year. Adjusted operating income was $689 million, an increase of $45 million, or 7.0%, compared to the same period last year.

Local case volume within U.S. Broadline operations grew 3.5% for the third quarter. Total case volume grew 1.8%.

International Foodservice Operations

Sales for the third quarter were $2.5 billion, compared to $1.3 billion in the same period last year. Operating income was $16 million, a decrease of $17 million, compared to the same period last year. Adjusted operating income was $40 million, an increase of $7 million, compared to the same period last year. The improvement in both sales and adjusted operating income is primarily attributable to the Brakes Group acquisition.

First 39 Weeks of Fiscal 2017 Results

U.S. Foodservice Operations

Sales for the first 39 weeks of fiscal 2017 were $27.8 billion, an increase of 0.8% compared to the same period last year. Gross profit increased 4.0% to $5.6 billion; gross margin increased 61 basis points to 20.04%. Operating expenses increased $53 million, or 1.6%, compared to the same period last year. Adjusted operating expenses increased $54 million, or 1.6%, compared to the same period last year. Operating income was $2.1 billion, an increase of $161 million, or 8.2%, compared to the same period last year. Adjusted operating income was $2.1 billion, an increase of $159 million, or 8.1%, compared to the same period last year.

Local case volume within U.S. Broadline operations grew 2.4% for the first 39 weeks of fiscal 2017. Total case volume grew 1.2%.

International Foodservice Operations

Sales for the first 39 weeks of fiscal 2017 were $7.9 billion, compared to $3.9 billion in the same period last year. Operating income was $180 million, an increase of $53 million, compared to the same period last year. Adjusted operating income was $254 million, an increase of $125 million, compared to the same period last year. The significant improvement in both sales and operating income is primarily attributable to the Brakes Group acquisition.

Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $395 million for the first 39 weeks of fiscal 2017, which was $46 million higher compared to the same period last year.

Cash flow from operations was $1.0 billion for the first 39 weeks of fiscal 2017, which was $36 million higher compared to the same period last year. Free cash flow for the first 39 weeks of fiscal 2017 was $630 million, which was $11 million lower compared to the same period last year. These changes are largely due to improved business performance, improved working capital and favorable year-over-year comparisons due to the US Foods termination payment last year, offset by higher cash taxes from deductions related to the US Foods settlement and a deferral from flood relief.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s third quarter fiscal 2017 financial results on Monday, May 8, 2017, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

	13-Week Period Ended		39-Week Period Ended
	April 1, 2017	Change	April 1, 2017	Change
Financial Comparison:
Sales	$13.5 billion	12.7%	$41.0 billion	11.5%
Gross Profit	$2.5 billion	18.3%	$7.8 billion	19.3%
Gross Margin	18.74%	89 bps	19.04%	124 bps
GAAP:
Operating Expenses	$2.1 billion	18.9%	$6.3 billion	20.4%
Certain Items	$64.3 million	7.2%	$189.8 million	145.5%
Operating Income	$436.0 million	15.5%	$1.5 billion	14.7%
Operating Margin	3.22%	8 bps	3.65%	10 bps
Net Earnings	$238.3 million	9.7%	$837.3 million	14.1%
Diluted Earnings Per Share	$0.44	15.8%	$1.52	20.6%
Non-GAAP(1):
Operating Expenses	$2.0 billion	19.3%	$6.1 billion	18.5%
Operating Income	$500.3 million	14.3%	$1.7 billion	22.0%
Operating Margin	3.70%	5 bps	4.11%	35 bps
Net Earnings	$275.9 million	5.6%	$970.8 million	14.4%
Diluted Earnings Per Share	$0.51	10.9%	$1.76	20.5%
Case Growth:
U.S. Broadline	1.8%		1.2%
Local	3.5%		2.4%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	36.96%	17 bps	37.27%	22 bps
Local	44.79%	60 bps	45.01%	57 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates over 200 distribution facilities serving approximately 425,000 customers. For fiscal year 2016 that ended July 2, 2016, the company generated sales of more than $50 billion. Subsequent to fiscal year 2016, the company completed the acquisition of the Brakes Group, a leading European foodservice distributor with operations in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the third quarter of fiscal 2017 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our outlook for fiscal 2017 and the future, our plans and expectations related to our three-year financial objectives, and the key levers for realizing these goals, expectations regarding gross profit growth and improved margins, our beliefs regarding the impact of productivity initiatives on our supply chain, our beliefs regarding opportunities and performance in our international business in Canada, Latin America and Europe, which includes our Brakes Group business, statements regarding progress on the Brakes Group’s transformational efforts, expectations regarding the continuation of accelerated depreciation related to our revised business technology strategy, expectations regarding the benefits to be obtained from integrating our Ireland businesses, anticipated capital expenditures, and expectations regarding deflation and inflation trends. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts, including our Brakes acquisition, may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended July 2, 2016, as filed with the Securities and Exchange Commission, and the company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Apr. 1, 2017	Mar. 26 2016	Apr. 1, 2017	Mar. 26 2016
Sales	$13,524,172	$12,002,791	$40,950,094	$36,719,028
Cost of sales	10,990,037	9,859,966	33,152,177	30,181,394

Gross profit	2,534,135	2,142,825	7,797,917	6,537,634
Operating expenses	2,098,173	1,765,207	6,302,705	5,233,959

Operating income	435,962	377,618	1,495,212	1,303,675
Interest expense	81,004	57,699	226,858	231,841
Other expense (income), net	(4,815)	(6,952)	(14,351)	(29,956)

Earnings before income taxes	359,773	326,871	1,282,705	1,101,790
Income taxes	121,495	109,735	445,373	367,835

Net earnings	$238,278	$217,136	$837,332	$733,955

Net earnings:
Basic earnings per share	$0.44	$0.38	$1.53	$1.27
Diluted earnings per share	0.44	0.38	1.52	1.26
Average shares outstanding	539,291,561	566,487,516	546,619,776	576,651,249
Diluted shares outstanding	544,068,915	570,814,798	551,797,431	580,980,865
Dividends declared per common share	$0.33	$0.31	$0.97	$0.92

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Apr. 1, 2017	July 2, 2016	Mar. 26, 2016
ASSETS
Current assets
Cash and cash equivalents	$855,133	$3,919,300	$610,838
Accounts and notes receivable, less allowances of $56,525 $37,880 and $66,066	4,282,038	3,380,971	3,509,438
Inventories	2,944,327	2,639,174	2,703,635
Prepaid expenses and other current assets	139,298	114,454	119,408
Prepaid income taxes	104,765	—	16,714

Total current assets	8,325,561	10,053,899	6,960,033
Plant and equipment at cost, less depreciation	4,271,707	3,880,442	3,900,470
Other assets
Goodwill	3,767,906	2,121,661	2,079,529
Intangibles, less amortization	1,085,946	207,461	193,672
Deferred income taxes	190,145	207,320	—
Other assets	279,635	251,021	217,390

Total other assets	5,323,632	2,787,463	2,490,591

Total assets	$17,920,900	$16,721,804	$13,351,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$24,676	$89,563	$79,836
Accounts payable	3,849,670	2,935,982	2,906,651
Accrued expenses	1,328,773	1,289,312	1,118,410
Accrued income taxes	—	110,690	—
Current maturities of long-term debt	526,691	8,909	7,175

Total current liabilities	5,729,810	4,434,456	4,112,072
Other liabilities
Long-term debt	8,026,617	7,336,930	4,274,884
Deferred income taxes	185,178	26,942	107,136
Other long-term liabilities	1,568,523	1,368,482	810,642

Total other liabilities	9,780,318	8,732,354	5,192,662
Commitments and contingencies
Noncontrolling interest	80,244	75,386	76,929
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,307,914	1,281,140	1,039,236
Retained earnings	9,317,377	9,006,138	8,964,542
Accumulated other comprehensive loss	(1,505,437)	(1,358,118)	(988,101)
Treasury stock at cost 229,075,540 205,577,484 and 200,223,397	(7,554,501)	(6,214,727)	(5,811,421)

Total shareholders’ equity	2,330,528	3,479,608	3,969,431

Total liabilities and shareholders’ equity	$17,920,900	$16,721,804	$13,351,094

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	Apr. 1, 2017	Mar. 26, 2016
Cash flows from operating activities:
Net earnings	$837,332	$733,955
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	65,560	66,333
Depreciation and amortization	667,275	460,664
Amortization of debt issuance and other debt-related costs	25,156	36,088
Loss on extinguishment of debt	—	86,460
Deferred income taxes	(40,286)	125,527
Provision for losses on receivables	14,483	15,596
Other non-cash items	(338)	(18,918)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(287,758)	(174,826)
(Increase) in inventories	(80,660)	(6,825)
Decrease in prepaid expenses and other current assets	5,827	20,530
Increase in accounts payable	318,760	11,358
(Decrease) in accrued expenses	(253,577)	(357,503)
(Decrease) increase in accrued income taxes	(182,089)	93,601
(Increase) decrease in other assets	(42,669)	4,954
Increase (decrease) in other long-term liabilities	11,756	(84,076)
Excess tax benefits from share-based compensation arrangements	(33,997)	(23,937)

Net cash provided by operating activities	1,024,775	988,981

Cash flows from investing activities:
Additions to plant and equipment	(413,776)	(360,883)
Proceeds from sales of plant and equipment	19,091	12,623
Acquisition of businesses, net of cash acquired	(2,910,461)	(167,701)
Decrease in restricted cash	—	168,274
Purchase of foreign currency options	—	(34,648)

Net cash used for investing activities	(3,305,146)	(382,335)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	1,286,452	—
Other debt borrowings	2,010	2,028,639
Other debt repayments	(146,780)	(77,842)
Senior note redemption repayments	—	(5,050,000)
Debt issuance costs	(5,094)	(20,491)
Cash paid for settlement of cash flow hedge	—	(6,134)
Cash received from the termination of interest rate swap agreements	—	14,496
Proceeds from stock option exercises	175,332	222,798
Accelerated share and treasury stock purchases	(1,531,074)	(1,711,481)
Dividends paid	(521,806)	(523,665)
Excess tax benefits from share-based compensation arrangements	33,997	23,937

Net cash used for financing activities	(706,963)	(5,099,743)

Effect of exchange rates on cash	(76,833)	(26,109)

Net decrease in cash and cash equivalents	(3,064,167)	(4,519,206)
Cash and cash equivalents at beginning of period	3,919,300	5,130,044

Cash and cash equivalents at end of period	$855,133	$610,838

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$263,421	$158,957
Income taxes	673,076	165,904

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations are impacted by restructuring costs consisting of (1) expenses associated with our revised business technology strategy announced in fiscal 2016, as a result of which we recorded accelerated depreciation on our existing system and incurred costs to convert to a modernized version of our established platform, (2) professional fees related to our three-year strategic plan, (3) restructuring expenses within our Brakes Group operations, and (4) severance charges related to restructuring. Our results of operations are also impacted by the following acquisition-related items: (1) intangible amortization expense (2) transaction costs and (3) integration costs. All acquisition-related costs in fiscal 2017 that have been excluded relate to the Brakes acquisition. Fiscal 2016 acquisition-related costs, however, include (i) Brakes related acquisition costs, (ii) termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods) and (iii) financing costs related to the senior notes that were issued in fiscal 2015 to fund the proposed US Foods merger. These senior notes were redeemed in the first quarter of fiscal 2016, triggering a redemption loss of $86.5 million, and we incurred interest on these notes through the redemption date. The Brakes acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs. These fiscal 2017 and fiscal 2016 items are collectively referred to as “Certain Items.”

Management believes that adjusting its operating expenses, operating income, operating margin as a percentage of sales, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated, and which as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group is significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for the third quarter and first 39 weeks of fiscal 2017 to the same periods in fiscal 2016. Also, given the significance of the Brakes acquisition, management believes that presenting Sysco’s financial measures, excluding the Brakes Group operating results (including for this purpose Brakes financing costs, which are not included in the Brakes Group GAAP operating results and are also not Certain Items), enhances comparability of the period over period financial performance of Sysco’s legacy business and allows investors to more effectively measure Sysco’s progress against the financial goals under Sysco’s three year strategic plan.

Set forth below is a reconciliation of sales, operating expenses, operating income, interest expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Brakes

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Apr. 1, 2017	13-Week Period Ended Mar 26, 2016	13-Week Period Change in Dollars	13-Week Period %/bps Change
Sales	$13,524,172	$12,002,791	$1,521,381	12.7%
Impact of Brakes	(1,239,721)	—	(1,239,721)	NM

Sales excluding the impact of Brakes (Non-GAAP)	$12,284,451	$12,002,791	$281,660	2.3%
Gross profit	$2,534,135	$2,142,825	$391,310	18.3%
Impact of Brakes	(298,947)	—	(298,947)	NM

Gross profit excluding the impact of Brakes (Non-GAAP)	$2,235,188	$2,142,825	$92,363	4.3%
Gross margin	18.74%	17.85%		89 bps
Impact of Brakes	0.54%	0.00%		54 bps

Gross margin excluding the impact of Brakes (Non-GAAP)	18.20%	17.85%		34 bps
Operating expenses (GAAP)	$2,098,173	$1,765,207	$332,966	18.9%
Impact of restructuring costs (1)	(40,064)	(59,443)	19,380	-32.6%
Impact of acquisition-related costs (2)	(24,273)	(586)	(23,686)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$2,033,836	$1,705,178	$328,658	19.3%
Impact of Brakes	(317,770)	—	(317,770)	NM
Impact of Brakes restructuring costs (3)	4,813	—	4,813	NM
Impact of Brakes acquisition-related costs (2)	17,048	—	17,048	NM

Operating expenses adjusted for certain items and excluding the impact of Brakes (Non-GAAP)	$1,737,926	$1,705,178	$32,748	1.9%
Operating income (GAAP)	$435,962	$377,618	$58,344	15.5%
Impact of restructuring costs (1)	40,064	59,443	(19,380)	NM
Impact of acquisition-related costs (2)	24,273	586	23,686	NM

Operating income adjusted for certain items (Non-GAAP)	$500,299	$437,647	$62,652	14.3%
Impact of Brakes	18,823	—	18,823	NM
Impact of Brakes restructuring costs (3)	(4,813)	—	(4,813)	NM
Impact of Brakes acquisition-related costs (2)	(17,048)	—	(17,048)	NM

Operating income adjusted for certain items and excluding the impact of Brakes (Non-GAAP)	$497,262	$437,647	$59,615	13.6%
Operating margin (GAAP)	3.22%	3.15%		8 bps
Operating margin excluding Certain Items (Non-GAAP)	3.70%	3.65%		5 bps
Operating margin excluding Certain Items and Brakes (Non-GAAP)	4.05%	3.65%		40 bps
Interest expense (GAAP)	$81,004	$57,699	$23,305	40.4%
Impact of acquisition financing costs	—	(10,495)	10,495	NM

Interest expense adjusted for certain items (Non-GAAP)	$81,004	$47,204	$33,800	71.6%
Net earnings (GAAP)	$238,278	$217,136	$21,142	9.7%
Impact of restructuring cost (1)	40,064	59,443	(19,379)	-32.6%
Impact of acquisition-related costs (2)	24,273	586	23,687	NM
Impact of acquisition financing costs	—	10,495	(10,495)	NM
Tax impact of restructuring cost (5)	(17,524)	(22,172)	4,648	-21.0%
Tax impact of acquisition-related costs (5)	(9,229)	(218)	(9,011)	NM
Tax impact of acquisition financing costs (5)	—	(3,914)	3,914	NM

Net earnings adjusted for certain items (Non-GAAP)	$275,862	$261,356	$14,506	5.6%
Impact of Brakes	(3,020)	—	(3,020)	NM
Impact of Brakes restructuring costs (3)	(3,125)	—	(3,125)	NM
Impact of Brakes acquisition-related costs (2)	(11,065)	—	(11,065)	NM
Impact of interest expense on debt issued for the Brakes acquisition (6)	20,937	—	20,937	NM
Tax impact of interest expense on debt issued for the Brakes acquisition (5)	(9,733)	—	(9,733)	NM

Net earnings adjusted for certain items and excluding the impact of Brakes (Non-GAAP)	$269,856	$261,356	$8,500	3.3%
Diluted earnings per share (GAAP)	$0.44	$0.38	$0.06	15.8%
Impact of restructuring costs (1)	0.07	0.11	(0.04)	-36.4%
Impact of acquisition-related costs (2)	0.04	—	0.04	NM
Impact of acquisition financing costs	—	0.02	(0.02)	NM
Tax impact of restructuring cost (5)	(0.03)	(0.04)	0.01	-22.8%
Tax impact of acquisition-related costs (5)	(0.02)	—	(0.02)	NM
Tax impact of acquisition financing costs (5)	—	(0.01)	0.01	NM

Diluted EPS adjusted for certain items(Non-GAAP) (4)	$0.51	$0.46	$0.05	10.9%
Impact of Brakes	0.01	—	0.01	NM
Impact of Brakes restructuring costs (3)	(0.01)	—	(0.01)	NM
Impact of Brakes acquisition-related costs (2)	(0.02)	—	(0.02)	NM
Impact of interest expense on debt issued for the Brakes acquisition (6)	0.04	—	0.04	NM
Tax impact of interest expense on debt issued for the Brakes acquisition (5)	(0.02)	—	(0.02)	NM

Diluted EPS adjusted for certain items and excluding the impact of Brakes (Non-GAAP) (4)	$0.50	$0.46	$0.04	8.7%
Diluted shares outstanding	544,068,915	570,814,798

(1)	Includes $28 million in accelerated depreciation associated with our revised business technology strategy and $12 million related to restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjuction with our revised business technology strategy, severance charges related to restructuring and professional fees on 3-year financial objectives.
(2)	Fiscal 2017 includes $19 million related to intangible amortization expense from the Brakes acquisition, which is included in the results of Brakes and $7 million in transaction costs. Fiscal 2016 includes US Foods merger termination costs.
(3)	Includes Brakes acquisition restructuring charges.
(4)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
(5)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(6)	Sysco Corporation issued debt to fund the Acquisition. The interest expense arising from the debt issued is attributed to the incremental impact of Brakes operating results, even though it is not a direct obligation of the Brakes Group and is not considered a Certain Item.

NM represents that the percentage change is not meaningful.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Brakes

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Apr. 1, 2017	39-Week Period Ended Mar 26, 2016	39-Week Period Change in Dollars	39-Week Period %/bps Change
Sales	$40,950,094	$36,719,028	$4,231,066	11.5%
Impact of Brakes	(3,852,145)	—	(3,852,145)	NM

Sales excluding the impact of Brakes (Non-GAAP)	$37,097,949	$36,719,028	$378,921	1.0%
Gross profit	$7,797,917	$6,537,634	$1,260,283	19.3%
Impact of Brakes	(995,132)	—	(995,132)	NM

Gross profit excluding the impact of Brakes (Non-GAAP)	$6,802,785	$6,537,634	$265,151	4.1%
Gross margin	19.04%	17.80%		124 bps
Impact of Brakes	0.71%	0.00%		71 bps

Gross margin excluding the impact of Brakes (Non-GAAP)	18.34%	17.80%		53 bps
Operating expenses (GAAP)	$6,302,705	$5,233,959	$1,068,746	20.4%
Impact of restructuring costs (1)	(118,438)	(66,913)	(51,524)	77.0%
Impact of acquisition-related costs (2)	(71,352)	(10,402)	(60,950)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$6,112,915	$5,156,644	$956,271	18.5%
Impact of Brakes	(949,926)	—	(949,926)	NM
Impact of Brakes restructuring costs (3)	9,794	—	9,794	NM
Impact of Brakes acquisition-related costs (2)	56,838	—	56,838	NM

Operating expenses adjusted for certain items and excluding the impact of Brakes (Non-GAAP)	$5,229,621	$5,156,644	$72,976	1.4%
Operating income (GAAP)	$1,495,212	$1,303,675	$191,537	14.7%
Impact of restructuring costs (1)	118,438	66,913	51,524	77.0%
Impact of acquisition-related costs (2)	71,352	10,402	60,950	NM

Operating income adjusted for certain items (Non-GAAP)	$1,685,002	$1,380,990	$304,012	22.0%
Impact of Brakes	(45,206)	—	(45,206)	NM
Impact of Brakes restructuring costs (3)	(9,794)	—	(9,794)	NM
Impact of Brakes acquisition-related costs (2)	(56,838)	—	(56,838)	NM

Operating income adjusted for certain items and excluding the impact of Brakes (Non-GAAP)	$1,573,164	$1,380,990	$192,174	13.9%
Operating margin (GAAP)	3.65%	3.55%		10 bps
Operating margin excluding Certain Items (Non-GAAP)	4.11%	3.76%		35 bps
Operating margin excluding Certain Items and Brakes (Non-GAAP)	4.24%	3.76%		48 bps
Interest expense (GAAP)	$226,858	$231,841	$(4,983)	-2.1%
Impact of acquisition financing costs	—	(105,330)	105,330	NM

Interest expense adjusted for certain items (Non-GAAP)	$226,858	$126,511	$100,347	79.3%
Net earnings (GAAP)	$837,332	$733,955	$103,377	14.1%
Impact of restructuring cost (1)	118,438	66,913	51,525	77.0%
Impact of acquisition-related costs (2)	71,352	10,402	60,950	NM
Impact of acquisition financing costs	—	105,330	(105,330)	NM
Tax impact of restructuring cost (5)	(36,840)	(24,958)	(11,882)	47.6%
Tax impact of acquisition-related costs (5)	(19,515)	(3,880)	(15,635)	NM
Tax impact of acquisition financing costs (5)	—	(39,288)	39,288	NM

Net earnings adjusted for certain items (Non-GAAP)	$970,767	$848,474	$122,293	14.4%
Impact of Brakes	(53,747)	—	(53,747)	NM
Impact of Brakes restructuring costs (3)	(7,220)	—	(7,220)	NM
Impact of Brakes acquisition-related costs (2)	(41,901)	—	(41,901)	NM
Impact of interest expense on debt issued for the Brakes acquisition (6)	60,618	—	60,618	NM
Tax impact of interest expense on debt issued for the Brakes acquisition (5)	(24,732)	—	(24,732)	NM

Net earnings adjusted for certain items and excluding the impact of Brakes (Non-GAAP)	$903,785	$848,474	$55,311	6.5%
Diluted earnings per share (GAAP)	$1.52	$1.26	$0.26	20.6%
Impact of restructuring costs (1)	0.21	0.11	0.10	90.9%
Impact of acquisition-related costs (2)	0.13	0.02	0.11	NM
Impact of acquisition financing costs	—	0.18	(0.18)	NM
Tax impact of restructuring cost (5)	(0.07)	(0.04)	(0.03)	75.0%
Tax impact of acquisition-related costs (5)	(0.04)	(0.01)	(0.03)	NM
Tax impact of acquisition financing costs (5)	—	(0.07)	0.07	NM

Diluted EPS adjusted for certain items(Non-GAAP) (4)	$1.76	$1.46	$0.30	20.5%
Impact of Brakes	(0.10)	—	(0.10)	NM
Impact of Brakes restructuring costs (3)	(0.01)	—	(0.01)	NM
Impact of Brakes acquisition-related costs (2)	(0.08)	—	(0.08)	NM
Impact of interest expense on debt issued for the Brakes acquisition (6)	0.11	—	0.11	NM
Tax impact of interest expense on debt issued for the Brakes acquisition (5)	(0.04)	—	(0.04)	NM

Diluted EPS adjusted for certain items and excluding the impact of Brakes (Non-GAAP) (4)	$1.64	$1.46	$0.18	12.2%
Diluted shares outstanding	551,797,431	580,980,865

(1)	Includes $84 million in accelerated depreciation associated with our revised business technology strategy and $35 million related to professional fees on 3-year financial objectives, restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjuction with our revised business technology strategy and severance charges related to restructuring.
(2)	Fiscal 2017 includes $57 million related to intangible amortization expense from the Brakes acquisition, which is included in the results of Brakes and $15 million in transaction costs. Fiscal 2016 includes US Foods merger termination costs.
(3)	Includes Brakes acquisition restructuring charges.
(4)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
(5)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The adjustments also include $7 million in non-deductible transaction costs and $4 million in other one-time costs related to the Brakes acquisition.
(6)	Sysco Corporation issued debt to fund the Acquisition. The interest expense arising from the debt issued is attributed to the incremental impact of Brakes operating results, even though it is not a direct obligation of the Brakes Group and is not considered a Certain Item.

NM represents that the percentage change is not meaningful.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Apr. 1, 2017	Mar. 26, 2016	Apr. 1, 2017	Mar. 26, 2016
U.S. Foodservice Operations
Sales (GAAP)	$9,233,048	$9,037,417	$27,799,728	$27,580,667
Gross Profit (GAAP)	1,836,226	1,765,279	5,572,364	5,359,023
Gross Margin (GAAP)	19.89%	19.53%	20.04%	19.43%
Operating expenses (GAAP)	$1,147,016	$1,121,953	$3,456,602	$3,403,812
Impact of restructuring costs	—	(742)	(470)	(2,176)

Operating expenses adjusted for certain items (Non-GAAP)	$1,147,016	$1,121,211	$3,456,132	$3,401,636
Operating income (GAAP)	$689,210	$643,326	$2,115,762	$1,955,211
Impact of restructuring costs	—	742	470	2,176

Operating income adjusted for certain items (Non-GAAP)	$689,210	$644,068	$2,116,232	$1,957,387
International Foodservice Operations
Sales (GAAP)	$2,528,485	$1,251,815	$7,882,796	$3,922,848
Gross Profit (GAAP)	516,748	210,682	1,691,368	677,342
Gross Margin (GAAP)	20.44%	16.83%	21.46%	17.27%
Operating expenses (GAAP)	$500,672	$177,661	$1,511,044	$550,189
Impact of restructuring costs (1)	(6,779)	(308)	(17,049)	(2,137)
Impact of acquisition-related costs (2)	(17,048)	—	(56,838)	—

Operating expenses adjusted for certain items (Non-GAAP)	$476,845	$177,353	$1,437,157	$548,052
Operating income (GAAP)	$16,076	$33,021	$180,324	$127,153
Impact of restructuring costs (1)	6,779	308	17,049	2,137
Impact of acquisition-related costs (2)	17,048	—	56,838	—

Operating income adjusted for certain items (Non-GAAP)	$39,904	$33,329	$254,211	$129,290
SYGMA
Sales (GAAP)	$1,535,550	$1,497,365	$4,560,424	$4,450,106
Gross Profit (GAAP)	119,481	114,657	347,888	336,767
Gross Margin (GAAP)	7.78%	7.66%	7.63%	7.57%
Operating expenses (GAAP)	$112,137	$105,313	$332,481	$316,641
Impact of restructuring costs	—	(20)	—	(102)

Operating expenses adjusted for certain items (Non-GAAP)	$112,137	$105,293	$332,481	$316,539
Operating income (GAAP)	$7,344	$9,344	$15,407	$20,126
Impact of restructuring costs	—	20	—	102

Operating income adjusted for certain items (Non-GAAP)	$7,344	$9,364	$15,407	$20,228
Other
Sales (GAAP)	$227,089	$216,194	$707,146	$765,407
Gross Profit (GAAP)	60,096	56,242	188,475	171,494
Gross Margin (GAAP)	26.46%	26.01%	26.65%	22.41%
Operating expenses (GAAP)	$54,018	$49,626	$170,602	$147,728
Impact of restructuring costs	—	(52)	—	(115)

Operating expenses adjusted for certain items (Non-GAAP)	$54,018	$49,574	$170,602	$147,613
Operating income (GAAP)	$6,078	$6,616	$17,873	$23,766
Impact of restructuring costs	—	52	—	115

Operating income adjusted for certain items (Non-GAAP)	$6,078	$6,668	$17,873	$23,881
Corporate
Gross Profit (GAAP)	$1,584	$(4,035)	$(2,178)	$(6,992)
Operating expenses (GAAP)	$284,330	$310,654	$831,976	$815,589
Impact of restructuring costs (3)	(33,286)	(58,320)	(100,919)	(62,383)
Impact of acquisition-related costs (4)	(7,224)	(586)	(14,514)	(10,402)

Operating expenses adjusted for certain items (Non-GAAP)	$243,820	$251,747	$716,543	$742,804
Operating income (GAAP)	$(282,746)	$(314,689)	$(834,154)	$(822,581)
Impact of restructuring costs (3)	33,286	58,320	100,919	62,383
Impact of acquisition-related costs (4)	7,224	586	14,514	10,402

Operating income adjusted for certain items (Non-GAAP)	$(242,236)	$(255,782)	$(718,721)	$(749,796)
Total Sysco
Sales (GAAP)	$13,524,172	$12,002,791	$40,950,094	$36,719,028
Gross Profit (GAAP)	2,534,135	2,142,825	7,797,917	6,537,634
Gross Margin (GAAP)	18.74%	17.85%	19.04%	17.80%
Operating expenses (GAAP)	$2,098,173	$1,765,207	$6,302,705	$5,233,959
Impact of restructuring costs (1) (3)	(40,064)	(59,443)	(118,438)	(66,913)
Impact of acquisition-related costs (2) (4)	(24,273)	(586)	(71,352)	(10,402)

Operating expenses adjusted for certain items (Non-GAAP)	$2,033,836	$1,705,177	$6,112,915	$5,156,644
Operating income (GAAP)	$435,962	$377,618	$1,495,212	$1,303,675
Impact of restructuring costs (1) (3)	40,064	59,443	118,438	66,913
Impact of acquisition-related costs (2) (4)	24,273	586	71,352	10,402

Operating income adjusted for certain items (Non-GAAP)	$500,299	$437,647	$1,685,002	$1,380,990

(1)	Fiscal 2017 includes Brakes acquisition-related restructuring charges and other severance charges related to restructuring.
(2)	Fiscal 2017 Includes $19 million and $57 million for 13 and 39 weeks, respectively, related to intangible amortization expense from the Brakes acquisition, which is included in the results of the Brakes Group.
(3)	Fiscal 2017 $28 million and $84 million for the 13 and 39 weeks, respectively, in accelerated depreciation associated with our revised business technology strategy. Also includes $5 million and $18 million for the 13 and 39 weeks, periods related to professional fees on 3-year financial objectives and costs to convert to legacy systems in conjunction with our revised business technology strategy.
(4)	Fiscal 2017 Includes $7 million and $15 million for the 13 and 39 weeks periods, related to transaction costs from the Brakes acquisition. Fiscal 2016 includes US Foods merger termination costs.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment.    Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	39-Week Period Ended Apr 1, 2017	39-Week Period Ended Mar 26, 2016	39-Week Period Change in Dollars	39-Week Period % Change
Net cash provided by operating activities (GAAP)	$1,024,775	$988,981	$35,794	3.6%
Additions to plant and equipment	(413,776)	(360,883)	(52,893)	-14.7
Proceeds from sales of plant and equipment	19,091	12,623	6,468	51.2

Free Cash Flow (Non-GAAP)	$630,090	$640,721	$(10,631)	-1.7%